Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Meredith Mendola	Joe Gavaghan
781-370-6151	781-370-5074
mmendola@ptc.com	jgavaghan@ptc.com

PTC Appoints Neil Moses as Chief Financial Officer

NEEDHAM, Mass., June 9, 2003 – PTC (Nasdaq: PMTC), the product development companyñ, today announced that it has named Neil Moses as executive vice president and chief financial officer. Moses joins PTC from Axcelis Technologies, a semiconductor equipment manufacturing company, where he has served as Chief Financial Officer for the past three years. In his new role at PTC, Moses is responsible for the worldwide finance organization, as well as business development and investor relations.

“Neil is a seasoned professional with 23 years of experience in finance, operations and business development,” said C. Richard Harrison, president and chief executive officer of PTC. “Given his skills in developing and implementing proven finance capabilities and systems, and his expertise in improving shareholder value by driving operational efficiencies, he will be a valuable addition to the PTC management team.”

During Moses’ three-year tenure at Axcelis Technologies, he established the infrastructure of the finance department and investor relations program for the newly public company, and significantly reduced the company’s breakeven revenue level through strategic restructuring initiatives. These actions helped protect shareholder value during the economic downturn in the semiconductor industry. Prior to joining Axcelis, Moses held executive finance positions in the retail industry, serving as chief financial officer for Bradlees, Inc. from 1995 to 2000 and as senior vice president of finance and treasurer at Ames Department Stores, Inc. from 1990 to 1995.

“I am excited to join PTC’s management team,” said Moses. “During the last several years, PTC has made significant investments to transform its business. I look forward to helping PTC capitalize on these investments and to help position PTC for growth as the overall IT spending environment improves.”

Moses earned a bachelor’s degree from Bowdoin College in Maine. In addition, he holds a master’s degree in business administration from the Amos Tuck School of Business Administration at Dartmouth College.

C. Richard Harrison concluded, “I would like to thank Tom Beaudoin, our senior vice president of finance who has made an outstanding contribution to the company as acting chief financial officer for the past six months.”

PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world’s largest software company with a total commitment to product development and product lifecycle management (PLM). The Company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the success of our strategic initiatives in positioning PTC for future growth; and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q.

PTC, the product development company, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

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